UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2014

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30975 (Commission File Number)

91-1789357
(IRS Employer Identification Number)

12325 Emmet Street Omaha, NE (Address of principal executive offices)	68164 (Zip Code)

(402) 452-5400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.          Material Modification to Rights of Security Holders.

At a special meeting of stockholders of Transgenomic, Inc. (the “Company”) held on January 14, 2014 (the “Special Meeting”), the stockholders of the Company approved the authorization of the Board of Directors of the Company (the “Board”) to, in its discretion, amend the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse split of the Company’s common stock, par value $0.01 (the “Common Stock”), at a ratio of between one-for-four to one-for-twenty-five, with such ratio to be determined by the Board. On January 15, 2014, the Board determined to set the reverse stock split ratio at one-for-twelve (the “Reverse Stock Split”) and approved the final form of Certificate of Amendment to the Certificate of Incorporation to effectuate the Reverse Stock Split (the “Certificate of Amendment”). The Certificate of Amendment was filed with the Secretary of State of the State of Delaware on January 24, 2014, and the Reverse Stock Split became effective in accordance with the terms of the Certificate of Amendment at 5:00 p.m. Central Time on January 27, 2014 (the “Effective Time”).

At the Effective Time, every twelve shares of Common Stock issued and outstanding were automatically combined into one share of issued and outstanding Common Stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the Reverse Stock Split will receive a cash payment in lieu thereof.

After giving effect to the Reverse Stock Split, the Common Stock and outstanding preferred stock, $0.01 par value per share (the “Preferred Stock”), have the same proportional voting rights and rights to dividends and distributions and are identical in all other respects to the rights of the Common Stock and Preferred Stock as of immediately prior to the Effective Time (with the conversion rate of the outstanding Series A Convertible Preferred Stock being proportionately reduced), except for immaterial changes and adjustments resulting from the treatment of fractional shares.

Wells Fargo Bank, N.A. is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record who hold stock certificates regarding the exchange of certificates for Common Stock. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares following the Reverse Stock Split.

On January 28, 2014, the Common Stock will commence quoting on the Over-the-Counter Bulletin Board on a reverse stock split-adjusted basis. The Common Stock will be reported for twenty business days under the temporary ticker symbol “TBIOD,” with the “D” added to signify that the reverse stock split has occurred. After twenty business days, the symbol will revert to the original symbol of “TBIO.” In connection with the Reverse Stock Split, the Company’s CUSIP number was changed to 89365K 305.

In addition, the Board has authorized adjustments to outstanding warrants and awards under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) to preserve the rights of the holders of such warrants and awards following the Reverse Stock Split.

The information set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment that effectuated the Reverse Stock Split as described herein, which was filed with the Secretary of State of the State of Delaware and became effective on January 24, 2014 in accordance with its terms. The Certificate of Amendment is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Special Meeting, the Company’s stockholders approved amendments to the 2006 Plan to (a) increase the number of shares of Common Stock that may be issued under the 2006 Plan by 10,000,000 shares (prior to giving effect to the Reverse Stock Split), and (b) provide for a corresponding increase in the limits on the number of incentive stock options and awards other than options or stock appreciation rights that may be granted under the 2006 Plan.

The amendments to the 2006 Plan had been previously approved by the Board, subject to stockholder approval of the amendments to the 2006 Plan and contingent upon stockholder approval of, and the Board effectuating, the Reverse Stock Split. The amendments to the 2006 Plan became effective immediately upon the effectiveness of the Reverse Stock Split and the number of shares of Common Stock that may be issued under the 2006 Plan was increased by 833,333 shares of Common Stock (after giving effect to the Reverse Stock Split).

A summary of the material terms of the 2006 Plan is set forth in the Company’s Definitive Proxy Statement for the Special Meeting filed with the Securities and Exchange Commission on December 24, 2013. That summary and the foregoing description are qualified in their entirety by reference to the text of the 2006 Plan, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.03.         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation of Transgenomic, Inc., effective January 24, 2014.

10.1	Transgenomic, Inc. 2006 Equity Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 28, 2014	TRANSGENOMIC, INC.

	By:	/s/ Mark P. Colonnese
Name: Mark P. Colonnese
Title: Executive Vice President and Chief Financial Officer